Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.2

LUFAX HOLDING LTD

(a limited company incorporated in the Cayman Islands)

Incentive Stock Plan II

(Amended and Restated)

I.	Interpretations

Unless otherwise stated, the following terms or abbreviations used herein shall have the following meaning:

Incentive Stock Plan II/ this Plan II/ Plan II	means this Incentive Stock Plan II

Company	means Lufax Holding Ltd, a company incorporated and validly existing under the laws of the Cayman Islands

Board	means the Board of Directors of the Company

Directors	means the Directors of the Company

Administrator	means the Board or any director, committee or any other person designated by the Board for the purpose of administration and implementation of this Plan II

Officer	means CEO, general manager, deputy general manager, assistant general manager, financial principal, and any other person determined in accordance with the relevant articles of association and by the Board from time to time

Employee	means any person who maintains Employment Relationship with the Company or its Related Entity

Applicable Laws	means requirements of any applicable laws related to the Shares, requirements of any applicable laws related to the administration of the Incentive Stock Plan, rules of any relevant stock exchange and national market mechanism, and laws and regulations of any jurisdiction that are applicable to the grant of Option to residents residing in any jurisdiction

Related Entity	means any entity directly or indirectly controlling the Company, controlled by the Company directly or indirectly through shares or agreement, or directly or indirectly under common control with the Company

Competition Event	a Competition Event occurs if any Grantee (i) becomes shareholder, director, Officer, employee, adviser or partner of any competitor of the Company or Related Entity; or (2) engages in any act that may bring competitive advantages for the competitor

Disability	means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any work-related or non-work-related Disability or disease as evidenced by the labor ability appraisal conclusion issued by the competent agency under legal standards in accordance with laws and regulations then in force

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

Employment Relationship	means the labor or employment relationship with the Company and the Related Entity

Exercise	means the act through which the Grantee purchases the issued shares of the Company at the previously determined price upon the previously determined terms and conditions within the specified period

Exercise Price	means the price at which the Grantee purchases shares, which is determined by the Board at time of granting the option to the Grantee and specified in the grant notification of option

Fair Market Value of Shares	means, as of any date, the value of Shares determined as follows: (i) if the Shares are traded in an open market, fair market value shall be the closing price per share as quoted on the principal exchange the Board determines to be the principal market on the last trading date immediately prior to the date of determination (or if no closing price is reported on that date, the closing price on the last trading date on which such closing price is reported) or (ii) in the absence of an open market for trading of Shares described in (i) above, the fair market value shall be determined by the Board in good faith on the basis of the following factor: value per share appraised by a qualified appraiser approved by the Board

Grant	means the act of giving the Option to the Grantee under this Plan II

Grant Date	means the date on which the Option is granted to the Grantee

Initial Date of Exercise	means the date on which the Grantee is entitled to exercise

Initial Public Offering	means initial public offering and listing of the Company on a Qualified Stock Exchange

Grantee	means Employees and any other person determined by the Board who are eligible to participate in this Plan II hereunder

Qualified Stock Exchange	Means the Stock Exchange of the Hong Kong Limited, the New York Stock Exchange, the NASDAQ Stock Exchange and other internationally recognized stock exchanges

Stock	means (i) the ordinary A shares of the Company prior to the Initial Public Offering; or (ii) ordinary shares of the Company with a par value of US$0.00001 per share after the Initial Public Offering

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

Shareholder of the Company	means existing shareholder of the Company, excluding future contingent investor of the Company or any Grantee appearing after exercising of any Incentive Stock Plan (including this Plan II)

Stock Option/ Option	means the right granted to a Grantee to purchase a certain number of issued shares of the Company over a certain period at the previously agreed price on the agreed terms and conditions

Grant Notification of Option	means the notice given to eligible Grantees to grant a certain number of options to such Grantees

Vesting	means an act of administration through which a certain number of options that are non-exercisable become exercisable within the agreed timeframe in consideration of the company’s performance and the achievement of Grantees

Validity Period	means the time slot commencing from the date on which the Option is granted to the Grantee and expires on the date on which the Option becomes invalid

II.	General Provisions

1.

To attract and retain talents, promote long-term sustainable development of the Company and its Related Entities, maximize the value of shareholders and achieve win-win situation among shareholders, the Company and employees, the Board formulates and entrusts the Administrator to implement this Plan II.

2.

Eligible Grantees will be granted a certain number of Options which will be vested and exercised, when they meet certain conditions and time requirements, and ultimately obtain the corresponding Shares.

III.	Grant of Option

1.

This Plan II shall only apply to the Options granted prior to the Initial Public Offering. If Options are needed to be granted after the Initial Public Offering, the Company shall formulate a new Incentive Stock Plan in accordance with the requirements of the jurisdiction where the listing takes place and Grant accordingly. Meanwhile, the Options granted prior to the Initial Public Offering will not be affected, and are still subject to the rules outlined in this Plan II.

2.	The maximum aggregate number of shares to be used hereunder is 10,000,000 shares.

3.	The Board inspects and decides whether to grant Options on an annual basis based on the need of business development.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

4.	The scope of the granting group, grantees, and granting amount of each installment of option granting plans are determined by the Board based on the positions and performance of the Grantees.

5.

The Exercise Price of options granted in each installment shall be arranged to valuate by the Board and determined according to the following principles, and shall be specified in the Grant Notification of Option then issued to the Grantees:

(1)	The Exercise Price of option shall not be lower than the higher of the following:

(a)	the Fair Market Value of Shares on the Grant Date;

(b)	the par value of the share.

(2)	Subject to the listing rules and laws, the Board is entitled to ultimately decide on the Exercise Price of the Option.

6.

Unless otherwise provided by Applicable Laws and agreed by the Board, the Grantee shall not pledge, transfer or dispose of the Options in any other way during the Validity Period; and on and after the date on which the Options are disposed of in violation of the Plan II, all the Options held by the Grantee (regardless of whether effective or not) shall be forfeited. Without affecting the forgoing, this Plan II shall be binding on the successor or assignee of the Grantee.

7.

The Granting, Vesting, Exercise and all other steps of Options shall comply with this Plan II, relevant resolutions adopted by the Board and provisions of Applicable Laws. The Company, Shareholders of the Company and Related Entities shall not be responsible for failure to obtain the necessary approval, registration or filing for Grant, Vesting, exercise and other matters of Options from any competent regulator not due to intentional or gross negligence on the part of the Company, Shareholders of the Company or Related Entities.

8.

The Board shall formulate the Key Terms of the Incentive Stock Plan II and the Notice Letter to Employees (the “Notice Letter”), and the Grantee shall sign and promise to abide by the Notice Letter before obtaining the eligibility for Option.

IV.	Vesting of option

1.

Unless otherwise decided by the Board, in principle, the options granted in each installment shall be vested for 4 years, and the maximum amount of options that are vestable in each year shall be 25% of the total options granted in such installment. The first vesting date shall be the first anniversary date of the Grant Date (or the next day if there is no anniversary date).

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

2.

The Board shall, according to the base of options to be vested in per year (that is, the total options granted in the installment/predicted times of vesting), calculate the number of options actually vested based on the performance of the Company and individuals:

(1)

The Board shall determine the option vesting coefficient for each year according to the overall operating objective and achievement of the Company. The number of options actually vested by a Grantee in the year shall be the product of the current option vesting base of such Grantee and the said coefficient (the “Actual Effective Amount of that Year”). For the first three vestings, if the option vesting coefficient for a year is less than 100%, the unvested portion may be postponed to the vesting time point of the next year (which may only be postponed to the next year of the current year, but not to the third year) to judge whether such option is vestable: if 1) the option vesting coefficient for the next year is 100%, then all the unvested options is entitled to be vested; 2) option vesting coefficient for the next year is less than 100%, all the unvested options shall be canceled. For the fourth vesting, if the option vesting coefficient for that year is less than 100%, the unvested portion shall be immediately canceled.

(2)

If the last personal annual performance ranking of a Grantee falls within the last 10% of his/her ranking group, such Grantee shall be disqualified for vesting the option for the current year, and the corresponding options that are vestable for that year shall be canceled, for which the Company will not make any other compensation.

3.	Notwithstanding the foregoing, The Board may, in accordance with its authority:

(1)	stipulate separately the number of times and amount of each installment of options to be vested, either as a whole or individually; and

(2)	stipulate separately the special disposal of Options, either as a whole or individually.

V.	Exercise of Option

1.

Except as otherwise provided in this Plan II, the Validity Period of each installment of Option granted to the Grantee shall be 10 years from the Grant Date, and the Options that are not exercised during the Validity Period shall be canceled. If the Company is not listed at the expiration of the Validity Period, the Board may decide whether to extend the Validity Period if necessary.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

2.

Except as otherwise provided by this Plan II and the Board or required by Applicable Laws, the Grantee shall, at its sole discretion, exercise the vested options from the Initial Date of Exercise to the end of Validity Period. The Initial Date of Exercise shall be no earlier than 180 days before the date of Initial Public Offering or 6 months after the date of Initial Public Offering; and the maximum interval between the Initial Date of Exercise and the Grant Date shall not exceed 8 years. The Grantee will be notified in due course of the specific Initial Date of Exercise by the Board.

3.

The Grantee shall exercise the option at Exercise Price determined at the time of grant and stated in the Grant Notification of Option, and shall bear corresponding taxes, foreign exchange and other costs. If, for any reason attributable to the Grantee, including but not limited to insufficient personal funds and issues concerning personal foreign exchange, the Grantee fail to exercise the Options in full, Grantee shall bear the consequential responsibilities and losses.

4.

When exercising the Option, the Grantee shall pay taxes in full in accordance with the provisions of the relevant laws and regulations. If the Company or Related Entities is then required to withhold the tax, the Grantee shall cooperate with the Company or Related Entities.

5.

The option may only be exercised by the Grantee and the successor determined according to this Plan II. A option shall have been exercised if the Grantee issues exercise notice to the Company and/or other entities determined by the Board according to the relevant provisions of this Plan II (the Company shall properly determine and provide the form of exercise notice), fully pays the Exercise Price and taxes according to the laws, and if the registered holders of the relevant issued shares of the Company are changed to the Grantee.

6.

Before a Grantee is registered as the stockholder in the register of shareholders of the Company, such Grantee shall not be entitled to any shareholders’ rights or interests attached to any share underlying the Option under this Plan II.

7.

After a Grantee becomes a stockholder of the Company by exercise of his/her option under this Plan II, such Grantee shall be bound by the articles of association and other relevant documents of the Company. For the avoidance of doubt, except as otherwise provided in this Plan II, the Grantee shall not be entitled to any rights superior to other shareholders, including but not limited to drag-along right, preemption right, tag-along right or right of first refusal.

8.

To the extent permitted by the Applicable Laws and in case of viability, notwithstanding the paragraph 5 of this section, as an alternative to the payment and exercise method of Exercise Price listed in this Plan II, with the consent of the Board, the Grantee may pay the Exercise Price by “simultaneous sale” promise. In other words, the Grantee irrevocably chooses to exercise his/her option, and at the same time he/she sells the stocks purchased due to exercise that can at least pay the Exercise Price (up to all the stocks purchased due to exercise), and the Grantee promises to directly pay the equal consideration of the Exercise Price to the Company when selling the stocks, and the sales proceeds exceeding the Exercise Price shall be paid to the Grantee.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

9.

Unless approved by the Board, any transfer of shares under the option by the Guarantee shall be publicly conducted on the secondary market, and any such share shall not be transferred by other means (including but not limited to the transfer inside the Grantee). The transfer of such shares by the Grantee shall also comply with the laws and regulations of the place where the shares are listed and the rules of the exchange (including but not limited to the provisions on the lock-up period).

10.

The exercise of the option and the issuance and transfer of the share under the option shall comply with all the Applicable Laws, and shall obtain the approval from the Company’s counsel about the legitimacy, otherwise shares exercisable shall not be issued.

11.

The Board may, in accordance with its authority, stipulate separately the maximum number of options that is entitled to be exercised in each year after the Initial Date of Exercise, either as a whole or individually.

VI.	Special Disposal of Option

1.	If a Grantee cancels or terminates the employment relationship with the company he/she works for:

(1)

if the employment with the Company is terminated or expires (except for the circumstances described in items (2) and (3) of paragraph 1 of this section) for whatever reason, all the Options held by such Grantee (whether effective or not) shall be forfeited, and the Company shall not make any compensation;

(2)

if a Grantee retires after he/she serves for more than 5 years in the Company and reaches the legal retirement age, or if a Grantee early retires, leaves office and dies due to Disability resulted from work-related injury, the granted Option may be further held, vested or exercised by such Grantee or his/her successor;

(3)

if a Grantee early retires, leaves office and dies not due to Disability resulted from work-related injury, such Grantee or his/her successor may continue holding and exercising all vested Options; and the outstanding Options shall be forfeited, for which the Company shall not make any compensation.

2.

In case of any violation of discipline and regulations committed by any Grantee during his/her employment, the Company or any other entity determined by the Board shall have the right to properly dispose of the Options held by such Grantee according to the actual situation, including but not limited to:

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

(1)

if the options of such Grantee have not been exercised, the Company or any other entity determined by the Board shall have the right to cancel all or part of the options (whether effective or not) without any compensation.

(2)

if the options of such Grantee have been exercised, the Company or any other entity determined by the Board shall have the right to repurchase all or part of the shares acquired by such Grantee due to the exercise once or several times at any time at the lower of the Exercise Price paid by such Grantee (if applicable) or the Fair Market Value of Shares (approved by the Board), and the times and amount of repurchase of the shares shall be determined by the Company or any other entity determined by the Board.

VII.	Competition Event

1.	In case of any Competition Event of any Grantee:

(1)

If, during the existence of the employment relationship or within 3 years after the cancellation or termination of the employment relationship, any Grantee engages in any Competition Event without the written consent of the company he/she works for or the Company, all the Options (whether effective or not) held by the Grantee shall be forfeited without any compensation;

(2)

After a Grantee exercises his/her option, the Company or any other entity determined by the Board shall have the right (but not the obligation) to repurchase the shares obtained by the Grantee due to such exercise upon the following terms: after such Grantee engages in a Competition Event, the Company or any other entity determined by the Board shall have the right to repurchase all or part of the shares acquired by such Grantee due to the exercise or vesting of such Option once or several times at any time at the lower of the Exercise Price paid by such Grantee (if applicable) or the fair market value of the shares (approved by the Board), and the times and amount of repurchase of the shares shall be determined by the Company or any other entity determined by the Board.

VIII.	Related Matters

1.

If any Shareholder of the Company proposes to transfer 80% or more of issued ordinary shares of the Company to a third party prior to the Initial Public Offering , and such shareholder requires any Grantee to transfer its shares in the Company (if any) to the third-party purchaser, the Grantee must transfer its shares in the Company to such purchaser at the same price.

2.

This Plan II and information and documents relating to any stock incentive shall be confidential information. Any Grantee shall not disclose it to any third party without the prior written consent of the Board.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

3.	The Board is entitled to interpret this Plan II. Any determination and interpretation made by the Board shall be final, conclusive and binding on all parties.

IX.	Administration Body of this Plan II and its Duties

1.	The Board is responsible for determining the principles and framework of the Plan II and ultimately reviewing and approving the relevant matters of the Plan II.

2.	The Board may, depending on the circumstances, authorize the Administrator to carry out relevant matters and some functions and powers related to the implementation of this Plan II.

3.	This Plan II, after being approved, shall be administered and implemented by the Board or the Administrator.

4.

During the term of this Plan II, the Company shall retain a certain amount of its authorized share capital. Such amount of capital stock shall be sufficient to satisfy the requirements of this Plan II.

5.

In the event of an increase or decrease in the number of shares issued by the Company due to stock split, dividends, merger, reclassification or similar transactions affecting shares, the Board shall have the right to adjust the Options under this Plan II, the number and price of shares and other matters, and the Board’s decision shall be final and binding. If the Company issues any type of share or securities that can be converted into any type of share, the shares obtained by the Grantee due to exercise of relevant Options will be diluted accordingly, that is, the proportion of such shares in all issued shares of the Company will be reduced accordingly.

X.

In the event that the Applicable Laws change or adjust, the Board may designate another entity’s options to replace the options originally granted. The specific plan shall be decided by the Board and the Grantee shall accept it unconditionally.

XI.	The Board has the right to terminate, revise or adjust this Plan II in any event, the Board shall determine corresponding compensation plan, and the Grantee shall accept it unconditionally.

XII.	The Board reserves the right to amend this Plan II in accordance with Applicable Laws or as required for the development of the Company, and the Grantee shall accept relevant future amendments.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

XIII.	Entire Agreement

This Plan II, the Grant Notification of Option and the Notice Letter shall jointly constitute the entire agreement of the Grantees and the Company with respect to this Plan II and supersede all prior undertakings and agreements between the Company and the Grantees with respect to this Plan II in their entirety. Nothing in this Plan II, the Grant Notification of Option and the Notice Letter (unless expressly provided in such documents) shall be deemed to be intended to grant to any person other than the Grantees and the Company any rights or remedies.

XIV.	Governing Law

This Plan II, the Grant Notification of Option and the Notice Letter shall be governed by and construed in accordance with PRC laws (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan). If any provision of this this Plan II, the Grant Notification of Option and the Notice Letter is found to be invalid or unenforceable, then such provision shall be enforced to the fullest extent permitted by law, and the other provisions shall be valid and enforceable.

XV.	Dispute Resolution

Any dispute arising from this Plan II, the Grant Notification of Option and the Notice Letter or in relation to them shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the arbitration rules in effect at the time of applying for arbitration. The arbitral award shall be final and binding upon the Parties. The arbitration place shall be Shanghai.

XVI.	Title

The titles used in this Plan II, the Grant Notification of Option and the Notice Letter shall be for convenience only and shall not be deemed to be part of the Document or affect the interpretation thereof.

XVII.	Notice

Any notice required or permitted under this document shall be given electronically or in writing. If in writing, the notice shall be deemed effectively given upon delivery to the address shown on the records of the Company or as updated from time to time.